Exhibit 2.2

Copenhagen • October 2019

Final version - 10 October 2019

Amendment No. 1 to Share Sale and Purchase Agreement

concerning Mobile Industrial Robots A/S CVR no. 35 25 12 35

Kobenhavn	Aarhus	Shanghai
Langelinie Allé 35	Vaerkmestergade 2	Suite 2H08	T +45 72 27 00 00	Advokatpartnerselskab
2100 Kebenhavn Ø	8000 Aarhus C	N0.1440 Yan’an Middle Road	F +45 72 27 00 27	CVR-nr. 38538071
Danmark	Danmark	Jing’an District, 200040	E info@bechbruun.com	www.bechbruun.com

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WHEREAS, the parties entered into a Share Sale and Purchase Agreement dated 25 April 2018 concerning the sale and purchase of 100% of the issues and outstanding shares in Mobile Industrial Robots A/S.

WHEREAS, the Sellers sold the shares of the Company and the Buyer purchased the shares of the Company on 25 April 2018.

WHEREAS, the Agreement included a 2018 Revenue Earn-Out, a Phase-1 Revenue Earn-out and a Phase-2 Revenue Earn-Out.

WHEREAS, the Parties wish to modify and amend the terms of the Phase-1 Revenue Earn-Out and the Phase-2 Revenue Earn-Out as hereinafter set forth:

1.	PHASE-1 REVENUE EARN-OUT

The minimum EBIT Margin for the Phase-1 Revenue Period shall be changed from 16% to 9% under clause 6.3.1 and Schedule 6.2.1 of the Agreement. The maximum Earn-Out Payment with respect to the Phase-1 Revenue Earn-Out shall be reduced from EUR 35,200,000 to EUR 17,600,000. Accordingly, the Sellers shall be entitled to a linear Earn-Out Payment of EUR 0.09778 for every DKK 1 of consolidated Revenues of the Group during the Phase-1 Revenue Period that exceeds the Phase-1 Revenue Hurdle up to a maximum Earn-Out Payment of EUR 17,600,000 if the Phase-1 Revenue Target is met or exceeded. All other terms related to the Phase-1 Revenue Earn-Out shall remain unchanged.

2.	PHASE-2 REVENUE EARN-OUT

The minimum EBIT Margin for the Phase-2 Revenue Period shall be changed from 17% to 11% under clause 6.4.1 and Schedule 6.2.1 of the Agreement. The maximum Earn-Out Payment with respect to the Phase-2 Revenue Earn-Out shall be increased from EUR 38,800,000 to EUR 56,400,000. Accordingly, the Sellers shall be entitled to a linear Earn-Out Payment of EUR 0.15667 for every DKK 1 of consolidated Revenues of the Group during the Phase-2 Revenue Period that exceeds the Phase-2 Revenue Hurdle up to a maximum Earn-Out Payment of EUR 56,400,000 if the Phase-1 Revenue Target is met or exceeded.

In addition, the Earn-Out Payment for the Phase-2 Revenue Earn-Out Period is subject to a multiplier from 0% to 100% for EBIT Margin during the Phase-2 Revenue Period between 11% and 15% calculated as follows:

(a)	If the EBIT Margin for the Phase-2 Revenue Period is 11% or less, then then multiplier will be 0%;

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(b)	If the EBIT Margin for the Phase-2 Revenue Period is 15% or greater, then the multiplier will be 100%; and

(c)

If the EBIT Margin for the Phase-2 Revenue Period is less than 15% but greater than 11%, then the multiplier will be equal to the quotient of (i) the difference between the EBIT Margin and 11%, divided by (ii) 4%. For example, if the EBIT Margin is 13%, or 0.13, then the multiplier would be [(13%-11%)/(15%-11%)] or 0.50, expressed as a percentage as 50.0%.

All other terms related to the Phase-2 Revenue Earn-Out shall remain unchanged.

3.	BUSINESS PLAN

The Business Plan attached as Schedule 6.9 to the Agreement shall be modified as described in the attached Business Plan modification exhibit. The Parties agree that this Business Plan modification is a requirement for the changes to the Phase-2 Revenue Earn Out in Section 2 above. The Parties further agree that the Business Plan modification shall not constitute non-compliance with any of the provisions of Clause 6 (Earn Outs) of the Agreement, including for the avoidance of doubt clause 6.9. Consequently, such Business Plan modification shall not entitle any Seller(s) to raise any claims for adjustment of the Revenues or EBIT pursuant to clause 6.9.7 of the Agreement.

4.	GENERAL

The terms defined in this Amendment have the defined meanings when used in the Agreement and in any Schedule, appendix, certificate or other document delivered or made available pursuant thereto. The Parties may execute this Amendment in multiple counterparts, all of which constitute one amendment. The signatures of all Parties need not appear on the same counterpart and the delivery of signed counterparts may be in pdf. format by email transmission which shall be as effective as originals.

The calculation changes for the Phase 1 and 2 Earn Out Periods outlined in sections 1 and 2 above also shall apply to the Employee Bonus Plan.

SEPARATE SIGNATURE PAGE TO FOLLOW

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Signature page to Amendment No. 1 to Share Sale and Purchase Agreement

For Teradyne Robotics Holdings Denmark ApS	Teradyne, Inc. (as Guarantor)

Name:	Name:

For Jaccon 2 ApS	For TPC Management ApS

Name:	Name:

For Esben ApS	For Visti Jensen Holding ApS

Name:	Name:

For juul Holding ApS

Name:

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As Principal Sellers:

Niels Jul Jacobsen	Thomas Visti Jensen

Esben Hallundbæk Østergaard	Torben Frigaard Rasmussen

Søren Michael Juul Jørgensen